Exhibit 99.2

Transcript of

American Vanguard Corporation

American Vanguard Second Quarter 2026 Earnings Conference Call

August 10, 2026

Participants

Robert Winters - Director of Investor Relations, Alpha IR Group

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

David Johnson - Vice President & Chief Financial Officer, American Vanguard Corporation

Analysts

Wayne Pinsent - Gabelli

Presentation

Operator

Greetings. Welcome to the American Vanguard’s Second Quarter 2026 Earnings Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note this conference is being recorded.

I will now turn the conference over to your host, Bobby Winters, Director of Investor Relations. You may begin.

Robert Winters - Director of Investor Relations, Alpha IR Group

Thank you, operator. Good afternoon, and welcome to American Vanguard’s second quarter 2026 earnings review conference call. Our prepared remarks will be led by Dak Kaye, Chief Executive Officer, and David Johnson, Chief Financial Officer. After their prepared remarks, we will open up the call for questions.

A copy of today’s press release, along with supplemental slides are available on our website. A replay of the webcast and a transcript from this event will be made available on our website shortly after the call.

Before we begin our presentation, we would like to remind everyone that today’s press release and certain comments on the call include non-GAAP figures and forward-looking statements and actual results may differ materially from these forecasts. Please refer to the cautionary language in our press release and slides, and to the risk factors described in our SEC filings, all of which are available on our website.

It’s now my pleasure to turn the call over to CEO, Dak Kaye.

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Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, Bobby, and welcome everyone to our second quarter 2026 earnings conference call. Results for the quarter and the first half of this year reflect ongoing and dynamic crosscurrents affecting our agricultural markets and customers around the world, but more importantly, the progress we are making on lowering cost and driving commercial improvement regardless of the environment.

I want to make three major points today. First, despite these difficult market conditions, we are outperforming our peers in the U.S. markets. Second, with the implementation of our business improvement plans, we are gaining greater operating leverage. Third, our investment in new product development is paving the way for future growth and profitability. In our initiative to reorganize, refocus, and invigorate the commercial effort across the company, we are making good progress so far. The results for the first half of 2026 have laid the foundation for opportunities that we believe are both ahead of us and in our control.

Before covering our performance, let’s turn to market conditions. The crop protection market in the U.S. continued to be difficult in the second quarter due to continued pressure on the farm economy coming from multiple directions, including the sustained high cost of capital, coupled with increased fuel and fertilizer costs arising from the ongoing conflict in the Middle East.

Distributors, retailers, and growers have continued to be conservative in their buying practices, ordering on an as-needed basis and even then deferring purchases from month to month when they can, which is shifting order patterns somewhat across our businesses, both domestically and internationally.

I think it’s also worth noting that some underlying structural and behavioral shifts in consumption patterns are impacting agricultural markets, including the multiyear decline in overall alcohol consumption, as well as the rapid uptake of GLP-1 drug usage and the effect this is having on consumer eating habits.

Outside of the U.S., across our international markets, it’s been a much more challenging environment due to adverse weather conditions, in particular, a super El Niño, plus inflationary pressure and higher raw material prices. As with our U.S. markets and customers, our focus and efforts right now are to increase customer engagement and drive service and attention to our customers, while at the same time accelerating new product development and introduction, always striving to be a solutions provider for our customers wherever we meet them.

Now let’s turn to our first major point, that we are outperforming our peers in our combined U.S. markets. While quarterly net sales declined approximately 10% versus the year ago period, this was primarily driven by weaker international sales, which were down 18% for the quarter. We did see a decline in U.S. crop sales for the quarter, but this was more than offset by continued strength and growth in our specialty businesses, where sales were up 11% for the quarter on a year-over-year basis.

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For the quarter, U.S. crop sales were impacted by timing of product sales within our cotton product portfolio, with some sales shifting to the third quarter of this year. Herbicide sales were strong in both the first and second quarters, primarily due to our brands Impact and Envoke.

As we continue to test the elasticity of our portfolio to drive gross profit dollars and increase manufacturing efficiencies. In short, we continue to see consistent demand for our domestic products, which constitute our highest margin offerings. For the first half of 2026, revenue was mostly flat on a year-over-year basis, but U.S. sales were up 6%, with U.S. crop up 5% year-over-year and specialty sales up 10%. The strength and outperformance we’ve been able to drive so far in 2026 was mostly offset by the weaker global environment, with international sales down 13% for the first half of 2026.

Turning now to our second major point, improved operating leverage. While gross profit margins were down year-over-year for the quarter due to the lower volumes and the timing of customer shipments, gross profit margins improved by 100 basis points in the first half of 2026, from 29% to 30% on modestly lower revenue.

Notably higher freight costs were a significant cost headwind for the quarter and year-to-date, as we estimate that this held back margins by $2.2 million, or 90 basis points in the first half of 2026. We have taken pricing actions in the market to recover these higher costs and expect to see these initiatives begin to flow through our results in the second half of 2026.

Operating expenses, excluding transformation costs, improved by 3% year-over-year for the quarter as we continue to drive efficiency across the organization. Importantly, a number of actions taken in the first half of 2026, including the L.A. plant rationalization and headquarter relocation, will translate into lower costs in the second half of this year.

We also expect transformation costs to be further reduced. As a reminder, we expect the rationalization of the L.A. production facility to save us at least $4 million on an annualized basis going forward. In short, we are keeping expenses in check and managing those things that are within our control, notwithstanding changes in market conditions.

Let’s turn now to our third point, paving the way for improved growth and profitability through new product development. I was very pleased to be able to further strengthen our leadership team and commercial efforts here early in the third quarter with the addition of Hermann Castro, who joined us early in July as Senior Vice President of Marketing and Business Development. Hermann is a proven leader and performer in our industry, particularly when it comes to new product development and innovation.

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Additionally, we continue to invest in future growth as R&D investment was up 12% year-over-year. As I have mentioned before, we have set a goal going forward of having 50 new product launches over the next five years, driving $100 million in annualized revenue by 2030. Hermann will play an important role in driving the success of this initiative.

At this point, I will pause in my remarks and turn the call over to our CFO, David Johnson, who will review our financial results for the quarter in greater detail. After his review, I will return with our thoughts on the outlook for 2026 and our growth trajectory over the next two years. David?

David Johnson - Vice President & Chief Financial Officer, American Vanguard Corporation

Thanks, Dak. Good afternoon, everyone. Turning to our financial performance for the second quarter of 2026, the company generated sales of $117 million in the period as compared to $129 million in the same period of 2025.

For the first half, sales of $240 million were down about 2% as compared to the $245 million we reported a year ago. U.S. crop sales decreased 9% in the quarter. The decline was driven largely by the timing of sales within our cotton portfolio being shifted into the third quarter as customers are buying closer to the time of use. Insecticide sales also declined, reflecting low bug pressure and more cautious grower spending across key crop markets. These declines were partially offset by continued momentum of herbicides, while soil fumigants remained stable.

U.S. crop sales were up 5% on a first half basis, with herbicide strength across the period and granular soil insecticides and cotton insecticide demand concentrated in the first quarter. Our specialty business grew 11% in the quarter and 10% for the first half, with improvements across multiple market segments.

OHP led demand for biological solutions, and turf performed ahead of forecast. International sales were down 18% in the quarter and 13% for the first half. Dry conditions associated with El Niño delayed and reduced use across Central America. Shipments to certain customers were paused in light of local labor activity.

In Mexico, herbicide sales were impacted by the reduced acres of agave. In Brazil, demand softened due to higher pricing driven by raw material cost increases of our copper fungicide. Gross margin in the quarter was 30%, as compared to 31% in the same quarter of 2025, including significant freight cost increases of roughly $2 million impact in the quarter, and weaker overall factory absorption.

In spite of this Q2 performance, the first half gross margin improved by 100 basis points and ended at 30%, as compared to 29% a year ago. Adjusted EBITDA in the quarter was $6.6 million, a decrease of $4.4 million from $11 million in the second quarter of 2025, driven by lower sales, much higher freight, and weaker manufacturing efficiencies, partially offset by higher variable cost margins and lower operating expenses. On a year-to-date basis, however, adjusted EBITDA increased by more than 20% to $17 million as compared to $14 million in the first half of 2025.

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Adjusted operating expenses, which exclude items such as transformation cost and asset impairment cost, were $33.5 million or 28.5% of sales this quarter, compared to $34.6 million or 26.7% of sales in the year ago period. On a GAAP basis, expenses were down $1.2 million, with SG&A down approximately $2.1 million or 7%, partially offset by a 12% increase in research, product development, and regulatory spending, reflecting the company’s focus on new product development.

Turning to the balance sheet, we ended the quarter with $43.9 million in cash as compared to $70.9 million at the end of the first quarter. Cash on hand at the end of July increased as compared to June as a number of receivables were received in July. We continue to be laser-focused on cash management as the second quarter is typically our seasonal peak for working capital needs.

Total debt was approximately $267.6 million at quarter-end, as compared to $267 million at the end of the first quarter. Net debt was approximately $224.7 million at quarter end, compared to $194.7 million at the end of the first quarter. The sequential increase in net debt is due to normalization of our accounts payable, change in early pay strategies from certain key customers driving up accounts receivable, and generally peak working capital needs in the second quarter. Inventories were $181 million as compared to $191 million in the second quarter of last year, a $10 million improvement reflecting tighter production planning and working capital discipline.

I will turn the call back to Dak for some final comments.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you, David. Before I open the call up for questions, I want to briefly review and remind investors and all our stakeholders of our key strategic areas of focus and goals going forward. As I’ve said many times, but will continue to reiterate, accountability is about results, and as a public company, those results come back to numbers. We are focused on driving revenue growth, improved or higher manufacturing utilization, greater operating cost efficiency, and lower overhead costs, which will lead to higher gross profit margins, higher operating margins, and sustainable higher EBITDA.

In the short term, we need to move our EBITDA margins into the double-digit area as soon as possible, and that is top priority. As I’ve indicated in recent calls, while we wait for an improvement in the agricultural economy, we are focused on the things we can control and executing our strategic business improvement plan, which we expect to enable us to deliver improved adjusted EBITDA as compared to 2025. We continue to expect to generate adjusted EBITDA of $44 million-$48 million in 2026 on sales of $530 million to $550 million.

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From a revenue or top-line perspective, we expect to be north of $600 million in annualized run rate revenue by the back half of 2028, which is approximately 20% above our 2025 level. We will, of course, strive to beat this target, but improving on that timing will most likely depend on the U.S. and global agricultural markets performance over the next two years. Our growth needs to be matched by even greater focus and improvement in our productivity, efficiency, and overall cost structure, driving margins significantly higher.

Together, these should help us to generate solid free cash flow, which, along with lower net working capital, will enable us to drive net debt down over the next two years. This will position us well to refinance our debt. In summary, we are outperforming our peers in many ways in spite of difficult market conditions. Our operating leverage continues to improve, and we are setting the foundation for future growth through investment in new products, including additional dedicated staffing.

We acknowledge that there’s still a lot of work for us to do, and the second half of 2026 is very important to a successful 2026. We will continue to assume that in the short term, the external environment will do us no favors. Consequently, we need to control what we can control and at the same time, continue to execute on our plans for efficiency, growth, and greater profitability.

With that, operator, you can open up the call for questions.

Operator

Thank you. At this time, we will be conducting a question-and-answer session. [Operator Instructions]. The first question is from Wayne Pinsent with Gabelli. Please proceed.

Q: Hi, Dak. Thanks for taking my question and hope all is well. Just to start off, you touched on pricing in Mexico and I believe in Latin America, some of your competitors have been talking about increased pricing pressure there. Just wanted to get more color on what you’re seeing with your portfolio.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. Thanks, Wayne, for the question, first off. Go ahead and start that up, didn’t mean to jump into there. But thanks for the question. As far as pricing, it’s not a decrease in pricing that we’re seeing. We’re seeing an increase in pricing, specifically, we mentioned the Brazilian market, with one of our big products there being a copper fungicide. It’s directly related to copper LME pricing. That underlying raw material cost of the product down in Brazil has gone up. And it’s a fairly elastic product, so as that cost position has gone up on the copper fungicide, the demand has gone down relative there. We are seeing increase in pricing around the globe in relation to freight.

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Our costs, as we mentioned, has gone up quite a bit on freight in the last several months. We are passing that along in new pricing here in July. We are seeing price increases, and they seem to be taking hold at the moment.

Q: Okay, that’s great. Thanks for the clarification. Then, you touched on seeing farmer order patterns and them buying more in line. Just with some of those delayed orders and the maintaining guide for the year, what’s the level of confidence in orders? How’s the order book tracking and visibility for the rest of the year?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Yeah. We still feel comfortable with our forecast, and we still feel that that is very achievable. What we saw in the second quarter is that we had some shipment delays in Q2 that rolled over into Q3. So the order book was actually pretty nice coming into Q3, in relation to what we probably saw last year. Yeah, so we feel good about Q3, and feel good about the rest of the year as well.

Q: Okay, great. Then just, I don’t know if it’s the first time you put it out, but the 2028 financial targets and priorities, that double digit EBITDA growth, is that in 2027 and 2028? So annualized, is that with some help from the market or is that just on what you feel you can control?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Good question. It’s an annualized run rate, by the end, by the back half of 2028. Those are the expected targets. We do expect that we see the correctness in the agricultural market. If it doesn’t, we’ll make the appropriate changes to make sure that we continue on our path of progressing forward. It’s been a prolonged ag cycle down or trough. We do feel by 2027, 2028, we should see some remediation in that cycle and come out of it. But if it’s not there, we’ll continue to do the things we can do and control our own destiny.

Q: Okay, thanks. Just to clarify, because you said, in the back half run rate, is that lower in 2027, ramping up to a double digit growth in the back half of 2028, or is it double digit annualized?

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

By the second half of 2028, we expect to be on an annualized rate of $600 million in sales.

Q: Okay. But you expect double the Oh, sorry, double digit EBITDA margin. Okay.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Right. Double digit EBITDA. Yes. Double digit.

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Q: Got it. Okay. Thank you.

Operator

Okay. [Operator Instructions] Okay, we currently have no questions in the queue. I would like to turn the floor back to management for any closing remarks.

Douglas Kaye III - Chief Executive Officer, American Vanguard Corporation

Thank you everyone for taking the time today. We continue to value your support and look forward to a successful 2026.

Operator

This concludes today’s conference and you may disconnect your lines at this time. Thank you for your participation.

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